UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (DATE OF EARLIEST EVENT REPORTED) April 1, 2014

MASS MEGAWATTS WIND POWER, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MASSACHUSETTS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-32465	04-3402789
(COMMISSION FILE NUMBER NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

95 Prescott Street, Worcester, MA 01605
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant's telephone number, including area code: (508) 751-5432

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e

Item 7.01.     Regulation FD Disclosure

 Mass Megawatts Wind Power, Inc. recently achieved progress in debt reduction and an improved cash flow status. The company raised enough cash to accelerate its ongoing operations in its new solar energy and solar tracker business.  Additionally, the Company no longer experiences a severe cash flow problem. Most of the time including the recent past, Mass Megawatts was burdened with cash and debt issues. As a result, Mass Megawatts is now financially poised to achieve their business goals.

 Earlier this year, Mass Megawatts announced modifications of its solar tracking system.  The patent pending, Mass Megawatts ‘Solar Tracking System’ (STS) is designed to increase solar energy production by approximately 25% for less than an estimated 7% additional cost than a standard stationary configuration.  The new product automatically adjusts the position of solar panels to receive an optimal level of direct sunlight throughout the day.  Unlike other solar tracking technologies, the Mass Megawatts STS utilizes a low-cost structure that adds stability to the overall system while improving energy production levels.

The STS utilizes an innovative structural design that combines a simple, yet robust, A-frame design with a low-cost, protective outer-wall.  Using a non-electrical, and passive, tracking technology, the solar panels are automatically repositioned throughout the day as the sun's position travels from east to west.  Other tracking systems are subject to wind related structural stress and are more expensive to overcome for weather related issues.  Some designs in the solar market are more expensive than the stationary units.

The STS allows Mass Megawatts to lower material costs and reduce the number of solar panels needed to generate the rated capacity.  Due to this advantage, Mass Megawatts can deliver more solar power production at a price similar to lower-capacity, stationary systems.  Specifically, the company plans to offer 6.25 kW rated STS units at a price that’s competitive to stationary 5 kW systems.  In the best locations with high electric prices and good incentives, this improved output translates into rate of return on investment of more than 25 percent. In other locations, the investment payback is projected to be less than three and one half years.  Further, by taking advantage of a lease program or power purchase agreement (PPA) arrangement with the company, a customer may realize an immediate, positive cash flow, as immediate energy savings and/or revenues will be realized and/or exceed the monthly payments due.

Starting at 6.25 kW rated units, a Mass Megawatts STS system is appropriate for ground-level, residential and business sites, as well as, commercial, roof-top installations.  Mass Megawatts coordinates all aspects of system delivery, including permitting, installation, and working to obtain any available tax incentives.  They monitor the performance of each system, and provide a full, performance guarantee.

With its patent pending, Solar Tracking System, Wind Electric Power Generation system, only approximately 37 million shares issued and outstanding and very little debt, Mass Megawatts believes it is well positioned to ramp-up production in the shorter term while expanding its infrastructure to support mass-production goals in the longer term.

This disclosure contains forward-looking statements that could be affected by risks and uncertainties. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, also known as Mass Megawatts Windpower, to achieve or maintain necessary zoning approvals with respect to the location of its power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power. Additionally, Mass Megawatts Wind Power stock quote and Mass Megawatts stock price may be impacted by global condition. Mass Megawatts Wind Power Inc. expected and anticipated positive and negative impact on the Mass Megawatts stock price and the MMMW stock quote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASS MEGAWATTS WIND POWER, INC.

April 1, 2014	By:	/s/ Jonathan C. Ricker
Jonathan C. Ricker
Chief Executive Officer
Chief Financial Officer